Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports third quarter 2018 diluted EPS of $1.33;
with a 13% increase in pre-tax earnings on 9% growth in home closing revenue;
Continued expansion into entry-level market represents one-third of communities and 43% of third quarter orders

SCOTTSDALE, Ariz., October 24, 2018 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported its third quarter results for the period ended September 30, 2018.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Chg	2018	2017	% Chg
Homes closed (units)	2,162	1,969	10%	6,026	5,456	10%
Home closing revenue	$877,734	$805,008	9%	$2,478,649	$2,263,405	10%
Average sales price - closings	$406	$409	(1)%	$411	$415	(1)%
Home orders (units)	1,828	1,874	(2)%	6,436	6,162	4%
Home order value	$715,089	$765,027	(7)%	$2,595,881	$2,536,448	2%
Average sales price - orders	$391	$408	(4)%	$403	$412	(2)%
Ending backlog (units)				3,285	3,333	(1)%
Ending backlog value				$1,367,006	$1,408,801	(3)%
Average sales price - backlog				$416	$423	(2)%
Earnings before income taxes	$71,409	$63,455	13%	$191,478	$163,429	17%
Net earnings	$54,135	$42,550	27%	$151,847	$107,702	41%
Diluted EPS	$1.33	$1.02	30%	$3.69	$2.55	45%

MANAGEMENT COMMENTS
“We delivered another quarter of strong earnings performance with a 13% increase in pre-tax earnings, largely due to the success of our shift into the entry-level market over the past couple of years,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “That performance resulted from a 10% increase in our third quarter home closings -- the second highest number of homes we’ve delivered in more than a decade -- and our ability to hold margins through increased efficiencies that helped offset higher costs.
“The combination of higher home prices and interest rates have clearly impacted recent home buying activity, especially at higher price points, which we anticipated two years ago when we undertook our strategy to build more affordable homes to cater to the expanding entry-level and move-down markets,” explained Mr. Hilton. “We’ve made tremendous progress in shifting toward more affordably-priced homes, which represented one-third of our communities and 43% of our total orders in the third quarter. The fact that these communities are selling at a faster pace than higher-end move-up communities reinforces our confidence and commitment to furthering that strategy.”
He continued, “Underlying economic and housing market fundamentals remain strong. Employment is high, wages are growing, consumer confidence is high and inventories of affordable homes are low. These conditions offer opportunities for Meritage and the entry-level LiVE.NOW.® communities we have in our pipeline.
"We expect continued demand for entry-level homes will exceed that for move-up homes over the long term, though the next couple of quarters may be more challenging, and we have therefore adjusted our expectations for the remainder of 2018 based on the recent softness we’ve seen in the overall market,” said Mr. Hilton. “We are now projecting approximately 8,300-8,500 home closings and total home closing revenue of $3.375-3.475 billion for the full year 2018. We also expect home closing gross margin for the full year to be approximately 18% and are projecting pre-tax earnings of $265-285 million for the year."
Mr. Hilton added, “We announced an authorization by our board last quarter to repurchase up to $100 million of Meritage Homes stock. We have purchased more than $29 million from cash on hand so far and we expect to complete additional repurchases over the coming quarters.”

THIRD QUARTER RESULTS

•
Net earnings of $54.1 million ($1.33 per diluted share) for the third quarter of 2018, increased 27% and 30%, respectively, compared to $42.6 million ($1.02 per diluted share) for the third quarter of 2017. Earnings before income taxes were up 13% year-over-year, primarily due to increased home closing revenue.

•
Home closing revenue increased 9% with a 10% increase in closing volume, partially offset by a 1% decrease in average sales price compared to the third quarter of 2017, as demand continued to shift to entry-level homes. The increases in closings and revenue were led by the East region, which delivered a 31% increase in home closing revenue with 32% more home closings at an average sales price 1% lower than the third quarter of 2017. The Central region delivered home closings and revenue growth of 11% and 8%, respectively, with a 3% decrease in average price. West region home closing revenue was 2% less than last year’s third quarter, as a 5% decline in closing volume was partially offset by a 3% increase in average closing prices for the region.

•
Home closing gross margin for the third quarter of 2018 was 18.1%, or 18.4% excluding a $2.6 million charge to terminate a purchase agreement for land in California that is no longer consistent with the Company’s strategy. That compared to 18.1% in the third quarter of 2017, or 18.3% excluding $1.8 million of charges incurred for asset write-offs.

•	Selling, general and administrative expenses totaled 11.0% of third quarter 2018 home closing revenue, in line with 10.9% in the prior year.

•	Interest expense declined $1.1 million for the third quarter of 2018 compared to 2017. The reduction was due to a greater percentage of interest capitalized to qualified assets under development.

•	Third quarter effective tax rate was approximately 24% in 2018, compared to 33% in 2017, reflecting lower corporate income tax rates enacted for 2018.

•
Total orders for the third quarter of 2018 were 2% below 2017’s third quarter, primarily reflecting a 42% decrease in average active communities in California, which have produced among the highest absorptions over the past year. Though average active community count company-wide for the third quarter was 2% higher in 2018 than 2017, this included several communities near close-out with limited inventory, which contributed to a 4% decline in total orders pace year-over-year.

YEAR TO DATE RESULTS

•
Net earnings were $151.8 million for the first nine months of 2018, a 41% increase over $107.7 million for the first nine months of 2017, primarily driven by a 10% increase in home closing revenue, combined with a 40 basis point improvement in home closing gross margin and a lower effective tax rate for the first nine months of 2018 compared to 2017.

•	Home closings for the first nine months of the year increased 10% over 2017, driven by a 32% increase in the East region and 14% increase in the Central region.

•
Home closing gross profit increased 12% to $442.4 million in the first nine months of 2018 compared to $393.8 million in the first nine months of 2017, as year-to-date home closing gross margin improved to 17.8% in 2018 from 17.4% in 2017, or 18.0% compared to 17.6%, excluding $2.7 million and $3.6 million of charges incurred on asset write-offs in both years, respectively. East region home closing gross margins were the primary contributor, as they improved 210 basis points year-over-year for the first nine months of the year, or 120 basis points excluding the asset write-offs in the prior year.

•
Other income for the first nine months of the year increased by $4.0 million in 2018 primarily due to a $4.8 million favorable legal settlement in the first quarter of 2018 related to a previous joint venture in Nevada.

•
The effective tax rate for the first nine months of 2018 was 21%, compared to 34% for the first nine months of 2017, due to the lower statutory corporate tax rate in 2018, as well as $6.3 million of energy tax credits recorded in the first quarter of 2018 for homes closed in 2017 that qualified for the credits. These energy tax credits were extended only for 2017 and are expected to reduce the full year 2018 effective tax rate by at least 200 basis points.

BALANCE SHEET

•
Cash and cash equivalents at September 30, 2018, totaled $205.8 million, compared to $170.7 million at December 31, 2017. Real estate assets increased to $2.89 billion at September 30, 2018, compared to $2.73 billion at December 31, 2017. Homes under construction or completed increased by $224.6 million, reflecting a higher level of spec inventory for entry-level communities, while finished home sites and land under development decreased by $63.0 million.

•	The Company repurchased and retired approximately $29.4 million of its outstanding stock during the third quarter of 2018 under the Company's authorized $100 million share repurchase program.

•
Meritage ended the third quarter of 2018 with approximately 34,400 total lots owned or under control, compared to approximately 33,300 total lots at September 30, 2017. Approximately 80% of the lots added during the third quarter were in communities planned for entry-level product.

•	Debt-to-capital ratio was reduced to 43.4% at September 30, 2018 from 44.9% at December 31, 2017, with net debt-to-capital ratio reduced further to 39.2% and 41.4%, respectively.

CONFERENCE CALL
Management will host a conference call to discuss the results at 8:00 a.m. Arizona Time (11:00 a.m. Eastern Time) on Thursday, October 25.

The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10124467.
Telephone participants who are unable to pre-register may dial in to 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 for Canada.
A replay of the call will be available beginning at approximately 1:00 p.m. ET on October 26 and extending through November 9, 2018, on the website noted above or by dialing 877-344-7529, 1-412-317-0088 for international or 1-855-669-9658 for Canada, and referencing conference number 10124467.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Homebuilding:
Home closing revenue	$877,734	$805,008	$2,478,649	$2,263,405
Land closing revenue	6,847	589	25,991	16,942
Total closing revenue	884,581	805,597	2,504,640	2,280,347
Cost of home closings	(719,142)	(659,350)	(2,036,212)	(1,869,569)
Cost of land closings	(6,922)	(1,646)	(27,963)	(15,504)
Total cost of closings	(726,064)	(660,996)	(2,064,175)	(1,885,073)
Home closing gross profit	158,592	145,658	442,437	393,836
Land closing gross (loss)/profit	(75)	(1,057)	(1,972)	1,438
Total closing gross profit	158,517	144,601	440,465	395,274
Financial Services:
Revenue	3,832	3,549	10,750	10,142
Expense	(1,659)	(1,524)	(4,836)	(4,454)
Earnings from financial services unconsolidated entities and other, net	4,148	3,489	10,278	9,673
Financial services profit	6,321	5,514	16,192	15,361
Commissions and other sales costs	(60,282)	(55,845)	(173,857)	(158,866)
General and administrative expenses	(35,906)	(31,636)	(101,004)	(90,849)
Earnings/(loss) from other unconsolidated entities, net	894	(91)	692	852
Interest expense	(53)	(1,116)	(233)	(3,561)
Other income, net	1,918	2,028	9,223	5,218
Earnings before income taxes	71,409	63,455	191,478	163,429
Provision for income taxes	(17,274)	(20,905)	(39,631)	(55,727)
Net earnings	$54,135	$42,550	$151,847	$107,702

Earnings per share:
Basic
Earnings per share	$1.34	$1.06	$3.75	$2.67
Weighted average shares outstanding	40,283	40,323	40,472	40,273
Diluted
Earnings per share	$1.33	$1.02	$3.69	$2.55
Weighted average shares outstanding	40,855	42,011	41,100	42,585

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2018	December 31, 2017
Assets:
Cash and cash equivalents	$205,762	$170,746
Other receivables	79,573	79,317
Real estate (1)	2,887,293	2,731,380
Real estate not owned	36,562	38,864
Deposits on real estate under option or contract	49,893	59,945
Investments in unconsolidated entities	16,294	17,068
Property and equipment, net	53,371	33,631
Deferred tax asset	36,674	35,162
Prepaids, other assets and goodwill	82,837	85,145
Total assets	$3,448,259	$3,251,258
Liabilities:
Accounts payable	$156,772	$140,516
Accrued liabilities	200,445	181,076
Home sale deposits	34,159	34,059
Liabilities related to real estate not owned	32,676	34,978
Loans payable and other borrowings	16,669	17,354
Senior notes, net	1,295,054	1,266,450
Total liabilities	1,735,775	1,674,433
Stockholders' Equity:
Preferred stock	—	—
Common stock	400	403
Additional paid-in capital	568,976	584,578
Retained earnings	1,143,108	991,844
Total stockholders’ equity	1,712,484	1,576,825
Total liabilities and stockholders’ equity	$3,448,259	$3,251,258
(1) Real estate – Allocated costs:
Homes under contract under construction	$660,944	$566,474
Unsold homes, completed and under construction	646,709	516,577
Model homes	136,291	142,026
Finished home sites and home sites under development	1,443,349	1,506,303
Total real estate	$2,887,293	$2,731,380

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Depreciation and amortization	$6,850	$4,199	$19,458	$12,071

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$84,443	$72,327	$78,564	$68,196
Interest incurred	21,545	21,024	63,788	58,199
Interest expensed	(53)	(1,116)	(233)	(3,561)
Interest amortized to cost of home and land closings	(17,871)	(15,462)	(54,055)	(46,061)
Capitalized interest, end of period	$88,064	$76,773	$88,064	$76,773

	September 30, 2018	December 31, 2017
Notes payable and other borrowings	$1,311,723	$1,283,804
Stockholders' equity	1,712,484	1,576,825
Total capital	3,024,207	2,860,629
Debt-to-capital	43.4%	44.9%
Notes payable and other borrowings	$1,311,723	$1,283,804
Less: cash and cash equivalents	$(205,762)	$(170,746)
Net debt	1,105,961	1,113,058
Stockholders’ equity	1,712,484	1,576,825
Total net capital	$2,818,445	$2,689,883
Net debt-to-capital	39.2%	41.4%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net earnings	$151,847	$107,702
Adjustments to reconcile net earnings to net cash provided by/(used in) operating activities:
Depreciation and amortization	19,458	12,071
Stock-based compensation	13,737	9,898
Equity in earnings from unconsolidated entities	(11,160)	(10,525)
Distribution of earnings from unconsolidated entities	11,898	10,410
Other	2,197	1,265
Changes in assets and liabilities:
Increase in real estate	(161,816)	(336,069)
Decrease in deposits on real estate under option or contract	10,080	13,633
Decrease/(increase) in other receivables, prepaids and other assets	1,686	(15,207)
Increase in accounts payable and accrued liabilities	35,625	21,298
Increase in home sale deposits	100	11,098
Net cash provided by/(used in) operating activities	73,652	(174,426)
Cash flows from investing activities:
Investments in unconsolidated entities	(551)	(404)
Distributions of capital from unconsolidated entities	597	1,250
Purchases of property and equipment	(23,754)	(12,038)
Proceeds from sales of property and equipment	107	251
Maturities/sales of investments and securities	1,065	1,297
Payments to purchase investments and securities	(1,065)	(1,297)
Net cash used in investing activities	(23,601)	(10,941)
Cash flows from financing activities:
Proceeds from Credit Facility, net	—	10,000
Repayment of loans payable and other borrowings	(13,484)	(10,491)
Repayment of senior notes and senior convertible notes	(175,000)	(126,691)
Proceeds from issuance of senior notes	206,000	300,000
Payment of debt issuance costs	(3,198)	(3,986)
Repurchase of shares	(29,353)	—
Net cash (used in)/provided by financing activities	(15,035)	168,832
Net increase/(decrease) in cash and cash equivalents	35,016	(16,535)
Beginning cash and cash equivalents	170,746	131,702
Ending cash and cash equivalents	$205,762	$115,167

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2018		2017
	Homes	Value	Homes	Value
Homes Closed:
Arizona	411	$134,977	424	$141,249
California	206	143,386	261	154,731
Colorado	160	87,716	135	77,728
West Region	777	366,079	820	373,708
Texas	721	256,308	647	236,759
Central Region	721	256,308	647	236,759
Florida	249	105,902	185	77,652
Georgia	139	47,429	95	29,019
North Carolina	165	63,381	107	48,129
South Carolina	69	23,605	74	25,164
Tennessee	42	15,030	41	14,577
East Region	664	255,347	502	194,541
Total	2,162	$877,734	1,969	$805,008
Homes Ordered:
Arizona	347	$112,185	348	$116,757
California	104	67,810	200	124,339
Colorado	157	84,078	92	55,459
West Region	608	264,073	640	296,555
Texas	635	228,627	593	213,241
Central Region	635	228,627	593	213,241
Florida	231	94,089	269	120,243
Georgia	89	32,459	102	33,039
North Carolina	139	52,434	147	59,976
South Carolina	65	21,448	86	28,449
Tennessee	61	21,959	37	13,524
East Region	585	222,389	641	255,231
Total	1,828	$715,089	1,874	$765,027

	Nine Months Ended September 30,
	2018		2017
	Homes	Value	Homes	Value
Homes Closed:
Arizona	1,052	$344,245	1,139	$382,814
California	643	444,796	702	427,095
Colorado	416	231,523	417	233,377
West Region	2,111	1,020,564	2,258	1,043,286
Texas	2,004	707,397	1,752	637,147
Central Region	2,004	707,397	1,752	637,147
Florida	761	329,156	518	225,674
Georgia	316	107,237	223	74,860
North Carolina	488	191,129	370	164,596
South Carolina	211	72,611	217	75,085
Tennessee	135	50,555	118	42,757
East Region	1,911	750,688	1,446	582,972
Total	6,026	$2,478,649	5,456	$2,263,405
Homes Ordered:
Arizona	1,222	$401,063	1,148	$380,459
California	513	359,907	802	480,694
Colorado	498	270,991	368	214,532
West Region	2,233	1,031,961	2,318	1,075,685
Texas	2,210	785,686	2,000	719,656
Central Region	2,210	785,686	2,000	719,656
Florida	814	343,293	791	342,754
Georgia	346	125,293	270	88,306
North Carolina	439	168,623	440	187,683
South Carolina	233	80,774	224	76,827
Tennessee	161	60,251	119	45,537
East Region	1,993	778,234	1,844	741,107
Total	6,436	$2,595,881	6,162	$2,536,448

Order Backlog:
Arizona	496	$176,843	453	$158,988
California	188	138,274	331	207,237
Colorado	281	154,451	224	135,239
West Region	965	469,568	1,008	501,464
Texas	1,226	461,628	1,179	437,243
Central Region	1,226	461,628	1,179	437,243
Florida	499	211,063	526	233,534
Georgia	181	68,605	138	46,809
North Carolina	194	74,405	263	110,339
South Carolina	121	43,678	123	42,378
Tennessee	99	38,059	96	37,034
East Region	1,094	435,810	1,146	470,094
Total	3,285	$1,367,006	3,333	$1,408,801

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended September 30,
	2018		2017
	Ending	Average	Ending	Average
Active Communities:
Arizona	44	42.0	40	39.5
California	14	14.5	24	25.0
Colorado	20	19.5	9	9.5
West Region	78	76.0	73	74.0
Texas	92	91.0	93	92.5
Central Region	92	91.0	93	92.5
Florida	30	30.0	29	29.5
Georgia	22	21.0	17	18.0
North Carolina	20	20.0	18	19.0
South Carolina	12	11.5	14	14.0
Tennessee	10	9.0	6	6.5
East Region	94	91.5	84	87.0
Total	264	258.5	250	253.5

	Nine Months Ended September 30,
	2018		2017
	Ending	Average	Ending	Average
Active Communities:
Arizona	44	41.0	40	41.0
California	14	17.0	24	26.0
Colorado	20	15.5	9	9.5
West Region	78	73.5	73	76.5
Texas	92	92.0	93	86.5
Central Region	92	92.0	93	86.5
Florida	30	29.0	29	28.0
Georgia	22	20.5	17	17.0
North Carolina	20	18.5	18	17.5
South Carolina	12	12.5	14	14.5
Tennessee	10	8.0	6	6.5
East Region	94	88.5	84	83.5
Total	264	254.0	250	246.5

About Meritage Homes Corporation
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2017. Meritage builds and sells single-family homes for entry-level, move-up, and active adult buyers in markets including California, Texas, Arizona, Colorado, Florida, North Carolina, South Carolina, Tennessee and Georgia.
The Company has designed and built over 110,000 homes in its 32-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's projected home closings, home closing revenue, home closing gross margin and pre-tax earnings for the full year 2018, as well as management's expectation for entry-level demand and its intention to repurchase additional shares.
Such statements are based on the current beliefs and expectations of Company management, and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations, except as required by law. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability and cost of finished lots and undeveloped land; shortages in the availability and cost of labor; changes in interest rates and the availability and pricing of residential mortgages; changes in tax laws that adversely impact us or our homebuyers; inflation in the cost of materials used to develop communities and construct homes; the success of strategic initiatives; the ability of our potential buyers to sell their existing homes; cancellation rates; the adverse effect of slow absorption rates; slowing in the growth of entry-level home buyers; competition; impairments of our real estate inventory; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; home warranty and construction defect claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance and surety bonds in connection with our development work; the loss of key personnel;

failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations, the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches; negative publicity that affects our reputation; legislation related to tariffs and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2017 and Form 10-Q for the second quarter ended June 30, 2018 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.